Exhibit (e) (1)

AGREEMENT ON CONFIDENTIALITY

between

ABN AMRO HOLDING N.V.

and

THE ROYAL BANK OF SCOTLAND GROUP PLC

TABLE OF CONTENTS

1.	CONFIDENTIALITY	4
2.	NO-TALK AND NON-SOLICITATION	7
3.	MISCELLANEOUS	8
4.	DISPUTES AND GOVERNING LAW	9

AGREEMENT ON CONFIDENTIALITY

THE UNDERSIGNED

1.
ABN AMRO Holding N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its registered seat at Amsterdam, and its address at Gustav Mahlerlaan 10, 1082 PP, Amsterdam, the Netherlands (hereinafter: "ABN AMRO"); and

2.
The Royal Bank of Scotland Group plc, a public company incorporated under the laws of United Kingdom having its head office at Edinburgh, and its address at Gogarburn, EH12 1HQ, Edinburgh, United Kingdom (hereinafter: "RBS");

ABN AMRO and RBS are hereinafter also individually referred to as a "Party" and collectively as the "Parties".

WHEREAS

A
RBS has, together with Fortis S.A./N.V. and Banco Santander Central Hispano S.A. (hereinafter referred to as the "Consortium"), expressed interest in a transaction for or involving ABN AMRO and the Consortium by way of a public offer, a merger, asset transfer or any alternative transaction structure with ABN AMRO and any one or more of the Consortium parties (including transactions involving subsidiaries of ABN AMRO, except as provided otherwise in recital B) (the "Transaction").

B
A potential acquisition by RBS or any one or more of the Consortium parties of ABN AMRO North America Holding Company and its downstream subsidiaries and group companies is for the purposes of this confidentiality agreement (the "Agreement") excluded from the Transaction. Information in respect of such potential acquisition of ABN AMRO North America Holding Company and its downstream subsidiaries and group companies may be provided to RBS or any one or more of the Consortium parties subject to a separate confidentiality agreement.

C	The Parties wish to lay down in writing their agreement on confidentiality and certain other matters concerning their discussions.

D	Fortis S.A./N.V. and Banco Santander Central Hispano S.A. may each enter into a confidentiality agreement with ABN AMRO which is substantially identical to this Agreement.

NOW HEREBY AGREE AS FOLLOWS

1.	CONFIDENTIALITY

1.1.
Within the framework of the discussions regarding the Transaction, the Parties may furnish each other with certain information of a confidential nature relating to each other, their respective group companies and/or their businesses. The terms on which such information is furnished are set out in this Agreement.

1.2.	For the purpose of this Agreement, "Confidential Information" shall mean:

a.
information or data of whatever nature relating to ABN AMRO, its group companies and/or its business which has been or will be supplied to the Consortium or RBS or their advisers by or on behalf of ABN AMRO in connection with the Transaction in writing, electronically, visually, orally or otherwise, including any information or data obtained by the Consortium or RBS, in writing, electronically, visually, orally or otherwise, through discussions with the management, employees and/or advisers of ABN AMRO, together with any such information contained in reports, analyses, compilations, studies or other documents or data prepared by the Consortium or by RBS or on the Consortium's or RBS' behalf, except for information (i) which is in the public domain other than as a result of a breach by RBS (or by any person to whom disclosure of information is made as permitted under this Agreement) of the obligations imposed by this Agreement, or (ii) which is or has become available to RBS on a non-confidential basis (directly or indirectly) from a source which was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to ABN AMRO (the "ABN AMRO Information"); and

b.
information or data of whatever nature relating to RBS, its group companies and/or its business which has been or will be supplied to ABN AMRO or its advisers by or on behalf of RBS in connection with the Transaction, in writing, electronically, visually, orally or otherwise, including any information or data obtained by ABN AMRO, in writing, electronically, visually, orally or otherwise, through discussions with the management, employees and/or advisers of RBS, together with any such information contained in reports, analyses, compilations, studies or other documents or data prepared by ABN AMRO, or on ABN AMRO's behalf, except for information (i) which is in the public domain other than as a result of a breach by ABN AMRO (or by any person to whom disclosure of information is made as permitted under this Agreement) of the obligations imposed by this Agreement, or (ii) which is or has become available to ABN AMRO on a non-confidential basis (directly or indirectly) from a source which was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to RBS (the "RBS Information").

1.3.	Each Party hereby irrevocably undertakes that it and each of its directors, employees and advisers (the "Representatives") will:

a.
use the Confidential Information only for the purpose of discussions regarding and the preparation of the Transaction, the valuation of ABN AMRO and RBS respectively and their group companies and their respective businesses and not in any other way or for any other purpose;

b.	treat and safeguard as private and confidential all Confidential Information at all times and keep any copies thereof secure in such way so as to prevent unauthorised access by any third party;

c.
not at any time, without the prior written consent of the other Party disclose or reveal the Confidential Information to any person or other party whatsoever, other than (i) to its Representatives (which excludes, for the avoidance of doubt, any shareholders or providers of financing) in as far as they are required in the course of their duties to receive and consider the same for the purpose as provided for in Clause 1.3 (a) all of whom shall be informed of the confidential nature of the Confidential Information and in respect of each of whom the relevant Party shall be responsible to procure that they adhere to the terms and conditions of this Agreement as if they were a party thereto or (ii) to each of Fortis S.A./N.V. and Banco Santander Central Hispano S. A. and their respective Representatives, provided that such member of the Consortium has entered into a confidentiality agreement with ABN AMRO in substantially identical terms to this Agreement,

d.
if disclosure of Confidential Information is made in accordance with this Agreement to any third party (other than to Fortis S.A./N.V., Banco Santander Central Hispano S. A. or any of their respective Representatives), procure that such party adheres to the terms and conditions of this Agreement as if it were a party thereto, while the disclosing Party shall be jointly and severally liable with such third party for any breach of such third party of this Agreement; and

e.
if disclosure of Confidential Information is made in accordance with this Agreement to Fortis S.A./N.V., Banco Santander Central Hispano S. A. or any of their respective Representatives, the relevant member of the Consortium will be liable for any breach by such party or its Representatives of the terms of its confidentiality agreement with ABN AMRO referred to in Clause 1.3 sub (c).

1.4.
RBS undertakes towards ABN AMRO with respect to the ABN AMRO Information and ABN AMRO undertakes towards RBS with respect to RBS Information, each of them also with respect to its Representatives, to, on demand, return or destroy all such Confidential Information and any copies which may have been made of documents containing such Confidential Information. Notwithstanding the foregoing and without prejudice to the duties of confidentiality regarding such Confidential Information set out in this Agreement, the Parties shall be permitted to retain (i) 1 (one) copy of the Confidential Information as required by any applicable law or regulation or competent authority or internal compliance policy and (ii) copies of any computer records and files containing Confidential Information which have been created by automatic archiving and back-up procedures. The return or destruction of Confidential Information shall not release a Party from any other obligation under this Agreement.

1.5.
Nothing in this Agreement shall prohibit disclosure of Confidential Information if, and to the extent that, such disclosure is compelled by applicable law or regulations, by the rules or other requirements of any relevant stock exchange or other competent regulatory body or by any order of a court of competent jurisdiction, provided that the disclosing

Party shall, to the extent permitted, promptly notify the other Party in writing if any Confidential Information is so required to be disclosed, with a view to providing the other Party, to the extent reasonably possible, the opportunity to contest such disclosure or to agree on the timing and content of such disclosure or seek other appropriate remedies.

1.6.	The Confidential Information shall remain the exclusive property of the disclosing Party. The Parties acknowledge that no right or licence is granted in relation to any Confidential Information.

1.7.
Neither Party nor any of its respective Representatives gives any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and neither Party shall have any liability, except in case of wilful misconduct (opzet) or gross negligence (grove schuld) on its part, to the other Party or any other person, with respect to the other Party's or other person's use of the Confidential Information.

1.8.
The obligations under this Clause 1 shall expire upon the earlier of (i) the completion of the Transaction and (ii) 12 (twelve) months following the date on which the discussions between ABN AMRO and RBS terminate as evidenced by written notice of ABN AMRO or RBS.

2.	NO-TALK AND NON-SOLICITATION

2.1.
None of the Parties and their respective Representatives shall without the prior written consent of the other Party, initiate any contact (except in relation to discussions regarding the Transaction, with the current members of the board of directors of RBS and the management board and supervisory board of ABN AMRO and other individuals specifically designated by each Party in writing) concerning the Transaction with directors, officers, employees, former employees, customers, suppliers, external advisors or joint venture partners of the other Party. This obligation shall expire upon the earlier of (i) the completion of the Transaction and (ii) 12 (twelve) months following the date on which the discussions between ABN AMRO and RBS terminate as evidenced by written notice of ABN AMRO or RBS.

2.2.
Until the earlier of (i) the completion of the Transaction and (ii) 12 (twelve) months following the date on which the discussions between ABN AMRO and RBS terminate as evidenced by written notice of ABN AMRO or RBS, none of the Parties and their respective Representatives shall, directly or indirectly, initiate or maintain contact (except for those contacts made in the ordinary course of business) with any director or employee of the other Party with an income of more than EUR 100,000 with a view to hiring them as an employee, director, consultant or otherwise, except with the express permission of the other Party. The Parties acknowledge and agree that general advertising or other general recruitment activities (not specifically targeted at the other Party's employees, officers and directors) shall not be deemed a violation of this Clause 2.

3.	MISCELLANEOUS

3.1.
Unless agreed otherwise in writing, all fees and expenses incurred by the Parties in connection with this Agreement and the investigation and preparation of the Transaction shall be paid by the Party incurring such expense.

3.2.
Neither the disclosure of any Confidential Information nor anything else in this Agreement will constitute an offer by or on behalf of either Party. Neither Party will be under any obligation to accept any offer or proposal that may be made by or on behalf of the other Party. Without prejudice to the foregoing, neither Party shall have any obligation to accept or otherwise respond to any offer or proposal that may be made, irrespective of the contents of such offer or proposal.

3.3.	Each Party confirms that it is acting as principal on its own account and not as agent or broker for any other person.

3.4.
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement, or (ii) the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this Agreement, the Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

3.5.
The Parties hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code (Burgerlijk Wetboek) to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of this

Agreement and (ii) their rights to annul and to demand in legal proceedings annulment (vernietiging) of this Agreement.

4.	DISPUTES AND GOVERNING LAW

4.1.	This Agreement shall be governed exclusively by and construed in accordance with the laws of the Netherlands.

4.2.
All disputes arising in connection with this Agreement, and any agreements resulting therefrom, shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute, including the possibility of arbitral summary proceedings (arbitraal kort geding). The arbitral tribunal shall comprise of 3 (three) arbitrators. The place of arbitration shall be Amsterdam. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall decide in accordance with the rules of law.

This Agreement has been signed in duplicate on 27 April 2007 by:

ABN AMRO Holding N.V.	The Royal Bank of Scotland Group plc

/s/ R.W.J. Groenink	/s/ Guy Whittaker
By: R.W.J. Groenink	By: Guy Whittaker
Title: Chairman of the Managing Board	Title: Group Finance Director

/s/ A.J.M.H. de Kleijn	/s/ Miller McLean
By: A.J.M.H. de Kleijn	By: Miller McLean
Title: Deputy Company Secretary	Title: Group Secretary